TEREX CORPORATION AMENDED AND RESTATED 2004 ANNUAL INCENTIVE COMPENSATION PLAN

ARTICLE I

PURPOSE

The purpose of the Amended and Restated2004 Annual Incentive Compensation Plan (the “Plan”) is to advance the interests of Terex Corporation (the “Company”) by rewarding employees of the Company for their contributions to the growth, profitability and success of the Company from year to year.

The Company intends that certain compensation payable under the Plan will constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Plan shall be administratively interpreted and construed in a manner consistent with such intent.

The Plan was originally effective as of January 1, 2004, and is amended and restated as of January 1, 2005.

ARTICLE II

DEFINITIONS

2.1       Applicable Employee Remuneration: The meaning given to such term in Section 162(m)(4) of the Code.

2.2       Base Salary Percentage: For any Performance Period, a percentage, determined by the Committee, of a Participant’s base salary as in effect immediately prior to establishment of the Performance Goals for that Performance Period.

2.3	Board: The Board of Directors of the Company.

2.4       Bonus Award: For any Performance Period, the amount of incentive compensation payable under the Plan to a Participant, determined in accordance with Section 6.1 hereof.

2.5	Business Unit: A subsidiary, division or line of business of the Company.
2.6	Code: The Internal Revenue Code of 1986, as amended from time to time.

2.7       Committee: The Compensation Committee of the Board, which shall be comprised solely of individuals, at least three in number, who qualify as “outside directors” within the meaning of Section 162(m) of the Code and as “independent directors” under the Corporate Governance Rules of the New York Stock Exchange. References to the Committee in this Plan shall include, as applicable in accordance with Section 3.2 hereof, the Committee’s delegate.

2.8       Company: Terex Corporation, a Delaware corporation, and its Subsidiaries, or any successor thereto.

2.9       Covered Employee: The meaning given to such term in Section 162(m)(3) of the Code; provided, however, that an employee will be considered a Covered Employee for purposes of the Plan only if his or her Applicable Employee Remuneration for the relevant Year is expected to exceed $1,000,000.

2.10     Financial Criteria: The meaning given to such term in Section 4.1(a) hereof.

2.11     Participant: For any Performance Period, an employee of the Company or one of its Business Units who receives compensation in such capacity during a Performance Period and who has been designated to participate in the Plan.

2.12     Performance Goals: For any Performance Period, the performance measures applicable to a Participant, established in accordance with Section 4.1 hereof.

2.13     Performance Period: A Year or such lesser period of time, as determined by the Committee in its discretion, over which a Participant’s Performance Threshold is to be achieved. The Performance Period need not be identical for all Bonus Awards. Within one Year the Committee may establish multiple Performance Periods.

2.14     Performance Threshold: The percentage determined by the Committee in its sole discretion for each Year, representing the minimum level of achievement of Participants’ respective Performance Goals for the Year that each Participant must attain to be entitled to a Bonus Award for such Year.

2.15     Plan: This Terex Corporation Amended and Restated2004 Annual Incentive Compensation Plan, as herein set forth and as it may be amended from time to time.

2.16     Subsidiary: Any corporation that is a direct or indirect subsidiary of the Company in which the Company owns a majority equity interest.

2.17	Year: The calendar year, which is the fiscal year of the Company.

ARTICLE III

ADMINISTRATION

3.1       The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum. Committee decisions and determinations shall be made by a majority of its members present in person or by telephone at a meeting at which a quorum is present. To the maximum extent permitted by law, the actions of the Committee with respect to the Plan shall be final and binding on all affected Participants. Any decision or determination reduced to writing and signed by all of the members of the

Committee shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and a written record of any determination required by Code Section 162(m). It shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.2       As it deems appropriate, the Committee may delegate its responsibilities for administering the Plan to the Chief Executive Officer of the Company; provided, however, that it shall not delegate its responsibilities under the Plan relating to the Chief Executive Officer or any other Covered Employee.

3.3       The Committee shall have full authority, subject to the provisions of the Plan (i) to select Participants and determine the extent and terms of their participation; (ii) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, (iii) to construe and interpret the Plan, the rules and regulations adopted thereunder and any notice or award certificate given to a Participant; and (iv) to make all other determinations that it deems necessary or advisable in the administration of the Plan.

3.4       The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers and directors may rely on the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee with respect to the Plan or any Bonus Award hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

3.5       For any Performance Period, the Committee shall designate the employees who shall participate in the Plan, taking into account such factors as the individual’s position, experience, knowledge, responsibilities, advancement potential and past and anticipated contribution to Company performance.

ARTICLE IV

PERFORMANCE GOALS

4.1       Within 90 days after the beginning of a Performance Period that is a full Year (or, if the Performance Period is shorter, before 25 percent of the PerformancePeriod has elapsed), the Committee shall establish Performance Goals in writing for each Participant for such Performance Period. Performance Goals established by the Committee for any Performance Period may differ among Participants.

(a)	Performance Goals of a Participant Who Is a Covered Employee.

The Performance Goals of a Participant who is a Covered Employee shall be based on any one or a combination of the following business criteria on an absolute or relative basis (including comparisons of results for the Performance Period either to results for a prior Performance Period or to the Company’s business plan or forecast for the Performance Period), measured by excluding any extraordinary items and special items as determined by the Company, in accordance with generally accepted accounting principles applied on a consistent basis, all as derived from the Company’s audited financial statements: (i) net sales, (ii) operating income, (iii) net income, (iv) earnings per share of common stock (fully diluted), (v) cash flow generation, (vi) working capital, (vii) return on invested capital, (viii) return on equity and (ix) debt reduction (collectively, “Financial Criteria”) and (x) objective individual performance, taking into account individual goals and objectives. With respect to a Participant who is employed in a Business Unit, Financial Criteria may be based on the Unit’s results for the Performance Period or on a combination of those results and Financial Criteria for the Company.

(b)	Performance Goals of a Participant Who Is Not a

Covered Employee.

The Performance Goals of a Participant who is not a Covered Employee shall be based on (i) any one or a combination of quantitative criteria (including, without limitation, Financial Criteria) or (ii) qualitative criteria measuring individual performance, taking into account individual goals and objectives (collectively, “Individual Criteria”) or (iii) a combination of quantitative criteria and Individual Criteria; provided, however, that with respect to any such Participant who is employed in a Business Unit, quantitative criteria may be based on results for the Performance Period of the Business Unit or on a combination of those results and Financial Criteria for the Company.

4.2       In establishing Performance Goals for any Performance Period, the Committee shall determine, in its discretion but subject to Section 4.1(a) or Section 4.1(b) as applicable, the categories and criteria to be used in measuring each Participant’s performance and the percentage allocation for each of the categories and for each of the criteria, the sum of which allocations, respectively, shall equal 100 percent.

ARTICLE V

DETERMINATION OF PERFORMANCE THRESHOLDS

AND BASE SALARY PERCENTAGE

5.1       Within 90 days after the beginning of a Performance Period that is a full Year (or, if the Performance Period is shorter, before 25 percent of the Performance Period has elapsed), the Committee shall determine each of the following for each Participant:

(a)       a Performance Threshold with respect to each Performance Goal, representing the minimum level of achievement that the Participant must attain in order to receive a Bonus Award;

(b)       either a Base Salary Percentage or a fixed monetary amount payable as a Bonus Award if the Participant achieves 100 percent of his of her Performance Goals; and

(c)       a mathematical formula or matrix that weights each Performance Goal and indicates the amount of the Participant’s Bonus Award if his or her level of achievement of such Performance Goal exceeds the Performance Threshold pursuant to subsection (a) of this Section 5.1 or falls short of the Performance Thresholdpursuant to said subsection (a).

5.2       Subject to the restrictions in Section 7.3, the Committee shall make such adjustments, to the extent it deems appropriate, to the Performance Goals and Performance Thresholds to compensate for or reflect any material changes that may have occurred in accounting practices, tax laws, other laws or regulations, the financial structure of the Company, acquisitions or dispositions of Business Units or any unusual circumstances outside of management’s control that, in the sole judgment of the Committee, alter or affect computation of such Performance Goals and Performance Thresholds or the performance of the Company or any relevant Business Unit (each an “Extraordinary Event”).

ARTICLE VI

CALCULATION AND PAYMENT OF BONUS AWARDS

6.1       As soon as practicable after the end of the Performance Period, and subject to verification by the Company’s independent auditors of the applicable Financial Criteria, the Committee shall determine (and, in the case of a Covered Employee, certify) with respect to each Participant whether and the extent to which the Performance Thresholds applicable to his or her Performance Goals were achieved or exceeded. The Participant’s Bonus Award, if any, shall be calculated in accordance with the mathematical formula or matrix determined pursuant to Section 5.1(c), subject to the limitations set forth in Section 7.1 hereof. The Participant’s right to a Bonus Award shall vest upon the Committee’s determination (or, in the case of a Covered Employee, certification, in writing) of the amount of such Bonus Award and whether each material term of the Plan relating to such Bonus Award has been satisfied. Subject to Section 7.1 hereof, such Bonus Award shall become payable in cash as promptly as practicable thereafter, but in no event later than March 15 of the year following the year in which the Committee determines or certifies, as applicable, the amount of the Bonus Award.

6.2       Notwithstanding Section 6.1 hereof, from time to time, prior to six months before the end of a Performance Period, the Committee may, in its sole discretion (under uniform rules and in compliance with applicable law in effect at such time), offer Participants the opportunity to defer receipt of all or a portion of any Bonus Award that is made for such Performance Period, which election to defer must be made no later than six months prior to the end of such Performance Period.

ARTICLE VII

LIMITATION, MODIFICATION AND

FORFEITURE OF BONUS AWARDS

7.1       Each Bonus Award determined pursuant to Section 6.1 hereof shall be subject to limitation, modification or forfeiture in accordance, respectively, with this Article VII.

7.2       The aggregate amount of any Bonus Award to any Participant for any Performance Period, as finally determined (or certified, as applicable)by the Committee, shall constitute the Participant’s Bonus Award for that Period; provided however that his or her aggregate Bonus Award for any Year shall not exceed the greater of (i) 200 percent of the Participant’s base salary (not to exceed $2.0 million) for such fiscal year or (ii) 5% of the Company’s earnings before income taxes for such fiscal year as reported in the Company’s audited consolidated financial statements, before taking into account any special items and the cumulative effect of accounting changes.

7.3       At any time prior to the payment of a Bonus Award, the Committee may, in its sole discretion, (i) increase, decrease or eliminate the Bonus Award payable to any Participant who is not a Covered Employee and who would not become a Covered Employee as a result of any such increase or (ii) decrease or eliminate the Bonus Award payable to a Participant who is a Covered Employee, in each case to reflect the individual performance and contribution of, and other factors relating to, such Participant. The Committee may make such adjustments, to the extent it deems appropriate, to any Bonus Award to compensate for, or to reflect, any Extraordinary Event (as defined in Section 5.2 hereof). The determination of the Committee in this regard shall be final and conclusive.

7.4       No Participant shall have any right to receive payment of any Bonus Award unless such Participant remains in the employ of the Company or a Business Unit through the end of the relevant Performance Period; provided, however, that the Committee may, in its sole discretion, pay all or any part of a Bonus Award to any Participant who prior to such date retires, dies or becomes permanently disabled, or when special circumstances exist with respect to such Participant, so long as the Performance Thresholds applicable to his or her Performance Goals were achieved or exceeded. The maximum amount of such payment, if any, will be calculated, and to the extent determined by the Committee, paid as provided in Section 6.1 hereof. The determination of the Committee shall be final and conclusive.

ARTICLE VIII

GENERAL PROVISIONS

8.1       Nothing in the Plan shall confer upon any employee a right to continue in the employment of the Company or affect any right of the Company to terminate a Participant’s employment.

8.2       The Plan is not a contract between the Company and any Participant or other employee, and participation in the Plan during one Year shall not guarantee participation during any subsequent Year.

8.3       A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof (other than by will or the laws of descent and distribution); and any attempted assignment or transfer shall be null and void.

8.4       The Plan shall at all times be entirely unfunded, and no provision shall at any time be made to segregate assets of the Company for payment of any amounts hereunder. No Participant, beneficiary or other person shall have any interest in any particular assets of the Company by reason of the right to receive incentive compensation under the Plan. Participants and beneficiaries shall have only the rights of a general unsecured creditor of the Company.

8.5       The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No amendment shall be effective that alters the Bonus Award, Performance Goals or other factors relating to a Bonus Award applicable to a Covered Employee for the Performance Period in which such amendment is made or any prior Performance Period, other than any amendment that may be made without causing such Bonus Award to cease to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code.

8.6       The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

8.7       If any provision of the Plan would cause any Bonus Award to a Covered Employee not to constitute “qualified performance-based compensation” under Section 162(m)(4)(C) of the Code, it shall be severed from and thereupon be deemed not to be a part of the Plan, but the other provisions of the Plan shall remain in full force and effect.

8.8       The Company or a Subsidiary, as appropriate, shall deduct from any payment of a Bonus Award to a Participant or beneficiary any taxes or other amounts required by law to be withheld.

8.9       To the extent required by Section 162(m) of the Code and the regulations thereunder, (i) any change to the material terms of the Financial Criteria shall be disclosed to and approved by the Company’s stockholders at the next annual meeting of stockholders to be held following such change, and (ii) the material terms of the Financial Criteria shall be disclosed to and reapproved by the stockholders no later than at the annual meeting that occurs in the fifth year following the year in which stockholders approve the Financial Criteria.

8.10     All notices or other communications required or given hereunder shall be in writing, delivered personally or by overnight courier, (i) if to the Company, at the address at the time of the corporate headquarters of the Company, Attention: General Counsel, and (ii) if to the Participant, at his or her address last appearing on the books of the Company.